Exhibit 99.1

Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919

NASD OTCBB: SNMD	Sun New Media Completes Financing	January 3, 2006
Prime Zone, Diamond Bar, California, January 3, 2006: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) today announced that it has completed a financing with Barron Partners LLP of New York. In connection with the financing, the Company raised gross proceeds of approximately $1,020,000. The Company issued 50,000 shares of Common Stock and a $918,000 note convertible into common stock. The Company also issued warrants for the purchase of an aggregate of 11 million shares of Common Stock at exercise prices ranging from $2.04 to $4.80 per share with a weighted average price of approximately $3.71 per share, which, if exercised in full, will yield proceeds up to US$40.81 million. Subject to certain conditions, the Company has the right to call for the conversion of the notes and the exercise of the warrants if the Company’s average stock price over a thirty day period is above specified prices. The Company intends to use the proceeds for general corporate purposes.
About Sun New Media
Sun New Media Inc (SNMI) is one of China’s first integrated, interactive business-to-business marketing service’s company for consumer products companies and their channel and distribution partners. SNMI plans to build a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software- solutions. SNMI’s strategy is to become a leading player in China’s business-to-business (b2b) multimedia services market.
For more information on Sun New Media Inc., visit the Company’s website at:
http://www.sunnewmedia.net
 Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email:
info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the convertible note and warrants described above will be converted or exercised. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.